Exhibit 107

Calculation of Filing Fee Table
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Form S-8
(Form Type)
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State Street Corporation
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Debt	Deferred Compensation Obligations(1)	Other	$300,000,000	100%	$300,000,000(2)	0.00014760	$44,280
Total Offering Amounts					$300,000,000		$44,280
Total Fee Offsets							—
Net Fee Due							$44,280

(1)The Deferred Compensation Obligations include general unsecured obligations of State Street Corporation to pay up to $300,000,000 of deferred compensation from time to time in the future in accordance with the terms of the State Street Corporation Management Supplemental Savings Plan (the “MSSP”).
(2)Solely for the purposes of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the MSSP.